Exhibit 99

Spirit AeroSystems Holdings, Inc.

3801 S. Oliver

Wichita, KS 67210

www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports First Quarter 2012 Financial Results; Reports Revenues of $1.266 billion and Fully Diluted EPS of $0.52 Per Share

•                  First Quarter 2012 Revenues of $1.266 billion

•                  Operating Income of $122 million; Operating Margins of 9.7 percent

•                  Fully Diluted Earnings Per Share of $0.52

•                  Cash and Cash Equivalents were $134 million

•                  Total backlog of approximately $33 billion

•                  Guidance unchanged excluding impact of tornado damage

Wichita, Kan., May 3, 2012 — Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2012 financial results reflecting solid core operating performance across the company as demand for large commercial airplanes remains strong. Spirit’s first quarter 2012 revenues were $1.266 billion, up 21% from $1.050 billion for the same period of 2011 as the company benefited from higher production deliveries during the quarter.

Operating income was $122 million, compared to $70 million for the same period in 2011, primarily driven by increased volume. In the quarter the company recognized a pre-tax ($11) million, or ($0.05) per share, additional forward-loss on the G280 program and a pre-tax ($3) million, or ($0.01) per share, additional forward-loss on the 747-8 wing program. In comparison, the first quarter of 2011 operating income included a net pre-tax ($3) million unfavorable cumulative catch-up adjustment and a ($28) million pre-tax charge on the CH-53K program.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2012	2011	Change

Revenues	$1,266	$1,050	21%
Operating Income	$122	$70	76%
Operating Income as a % of Revenues	9.7%	6.6%	310 BPS
Net Income	$74	$35	113%
Net Income as a % of Revenues	5.8%	3.3%	250 BPS
Earnings per Share (Fully Diluted)	$0.52	$0.24	117%
Fully Diluted Weighted Avg Share Count	142.5	142.1

Net income for the quarter was $74 million, or $0.52 per fully diluted share, compared to $35 million, or $0.24 per fully diluted share, in the same period of 2011. (Table 1)

“Spirit’s first quarter results reflect the increase in demand for our core products and the benefits of our ongoing commitment to productivity and efficiency across the company,” said President and Chief Executive Officer Jeff Turner.

“We continued to make progress positioning our new and derivative products for long-term success as we delivered eight 787 ship sets and the first composite center fuselage section for the A350 XWB to our customer in the quarter,” Turner continued.

Turner also said, “We are especially thankful for the safety of our employees, contractors, and the community during and after the recent tornado in Wichita. The work to bring the Wichita facility back online safely is a testament to the team we have here at Spirit as well as our unions, customers, suppliers, government and community partners.”

“Looking forward, our position on the best-selling airplanes combined with our agility, quality, and capability continues to align the business for long-term value creation,” Turner concluded.

Spirit’s backlog at the end of the first quarter of 2012 increased by over 4 percent to $33 billion as orders exceeded deliveries. Spirit calculates its backlog based on current contractual prices for products and volumes from the published firm order backlogs of Airbus and Boeing, along with firm orders from other customers.

Spirit updated its contract profitability estimates during the first quarter of 2012, resulting in a pre-tax ($11) million, or ($0.05) per share, additional forward-loss on the G280 program driven by certain supply chain costs and a pre-tax ($3) million, or ($0.01) per share, additional forward-loss on the 747-8 wing program due to specific manufacturing cost growth. In comparison, Spirit recognized a net pre-tax ($3) million unfavorable cumulative catch-up adjustment and a pre-tax ($28) million charge for the first quarter of 2011.

Cash flow from operations was a $12 million source of cash for the first quarter of 2012, compared to a $128 million use of cash for the first quarter of 2011.  The current quarter reflects a $150 million customer advance associated with a customer agreement on the A350 XWB fuselage program, offset by higher cash tax and the timing of accounts receivable and accounts payable. The advance is expected to be repaid at a rate of $1.25 million per ship set delivery. Excluding the $150 million customer advance payment, cash from operations was a $138 million use of cash. (Table 2)

Table 2. Cash Flow and Liquidity
	1st Quarter
($ in millions)	2012	2011

Cash Flow from Operations	$12	($128)
Purchases of Property, Plant & Equipment	($54)	($42)

	March 29,	December 31,
Liquidity	2012	2011

Cash	$134	$178
Total Debt	$1,194	$1,201

Cash balances at the end of the quarter were $134 million and debt balances were $1,194 million. During the quarter, the company utilized its credit-line as it continued to invest in development programs and fully repaid the borrowing by the end of the quarter.  Approximately $19.9 million of the credit facility is reserved for financial letters of credit.

On April 18, 2012, the company completed a $1.2 billion refinancing of its senior secured credit facilities that include a new $650 million revolving credit facility maturing in April 2017 and a new $550 million term loan maturing in April 2019. As a result of this refinancing, the company’s debt maturities now consist of $300 million of unsecured notes maturing in 2017; the new $550 million senior secured term loan maturing in 2019; and $300 million of unsecured notes maturing in 2020.

In connection with the refinancing, the company’s corporate credit rating was affirmed by Standard & Poor’s (BB, stable outlook) and placed on positive credit outlook by Moody’s while maintaining its Ba2 corporate rating.

Financial Outlook

On April 14, 2012, during a severe weather event, Spirit’s Wichita, Kansas facility was hit with an EF3 tornado, which caused significant damage to several buildings, disrupted utilities and resulted in an eight day suspension of operations.  The company is assessing the financial impact of this event and expects to provide an update to its financial outlook in its second quarter 2012 earnings release.

The following guidance excludes the impact of the tornado:

Spirit’s revenue guidance remains unchanged for the full-year 2012 and is expected to be between $5.2 and $5.4 billion based on Boeing’s 2012 delivery guidance of approximately 585 to 600 aircraft; expected B787 ship set deliveries; expected Airbus deliveries in 2012 of approximately 570 aircraft; internal Spirit forecasts for other customer production activities; expected non-production revenues; and foreign exchange rates consistent with those in the first quarter of 2012.

Fully diluted earnings per share guidance for 2012 remains unchanged and is expected to be between $2.00-$2.15.

Guidance for cash flow from operations, less capital expenditures, remains unchanged and is expected to be greater than $50 million in the aggregate, excluding customer advances, with capital expenditures of approximately $250 million.

The 2012 forecasted tax rate is expected to be between 31 and 32 percent assuming the U.S. Research Tax Credit is extended. (Table 3)

Risk to our financial guidance includes, among other factors: financial impact resulting from the tornado on April 14, 2012, which has not been incorporated into our guidance; 787 delivery volumes; higher than forecast non-recurring and recurring costs on our development programs; commercial settlements with customers; mid-range business jet market risks; and our ability to achieve anticipated productivity and cost improvements.

Table 3. Financial Outlook	2011 Actual	2012 Guidance

Revenues	$4.9 billion	$5.2 - $5.4 billion

Earnings Per Share (Fully Diluted)	$1.35	$2.00 - $2.15

Effective Tax Rate	31.0%	31% - 32%*

Cash Flow from Operations	($47) million	>$300 million**

Capital Expenditures	$250 million	~$250 million

*Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit (Assumes ~1.25% benefit)

**Excludes customer advance payments

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: our ability to continue to grow our business and execute our growth strategy, including the timing, execution and profitability of new programs; our ability to perform our obligations and manage costs related to our new commercial and business aircraft development programs and the related recurring production; margin pressures and the potential for additional forward-losses on aircraft development programs; our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft, including, but not limited to, the Boeing B737, B747, B767 and B777 programs, and the Airbus A320 and A380 programs; the effect on business and commercial aircraft demand and build rates of the following factors: continuing weakness in the global economy and economic challenges facing commercial airlines, a lack of business and consumer confidence, and the impact of continuing instability in global financial and credit markets, including, but not limited to,  any failure to avert a sovereign debt crisis in Europe; customer cancellations or deferrals as a result of global economic uncertainty; the success and timely execution of key milestones such as deliveries of Boeing’s B787 and first flight, certification and first delivery of Airbus’ A350 XWB, receipt of necessary regulatory approvals, and customer adherence to their announced schedules; our ability to enter into profitable supply arrangements with additional customers; the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; returns on pension plan assets and the impact of future discount rate changes on pension obligations; our ability to borrow additional funds or refinance debt; competition from original equipment manufacturers and other aerostructures suppliers; the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; the cost and availability of raw materials and purchased components; our ability to successfully extend or renegotiate our primary collective bargaining contracts with our labor unions; our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; spending by the U.S. and other governments on defense; the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; the effectiveness of our interest rate and foreign currency hedging programs; the outcome or impact of ongoing or future litigation, claims and regulatory actions; our exposure to potential product liability and warranty claims; and the accuracy and completeness of initial assessment of the damage from the tornado that hit our Wichita, KS facility on April 14, 2012, availability of insurance to cover expected losses, and ability to return to full operations in a timely manner. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the sections captioned “Risk Factors” in our 2011 Form 10-K filed with the Securities and Exchange Commission on February 23, 2012 for a more complete discussion of these and other factors that may affect our business.

Appendix

Segment Results

Fuselage Systems

Fuselage Systems segment revenues for the first quarter of 2012 were $623 million, up 18 percent from the same period last year, primarily driven by higher production volumes.  Operating margin for the first quarter of 2012 was 14.0 percent as compared to 8.9 percent during the same period of 2011. The segment recorded a net pre-tax ($6) million unfavorable cumulative catch-up adjustment driven by modest cost growth as we close out blocks. The segment realized a ($28) million charge on the CH-53K program in the first quarter of 2011.

Propulsion Systems

Propulsion Systems segment revenues for the first quarter of 2012 were $344 million, up 26 percent from the same period last year, largely driven by higher production volumes and increased aftermarket volumes.  Operating margin for the first quarter of 2012 was 16.7 percent as compared to 14.9 percent in the first quarter of 2011. In the first quarter of 2012 the segment realized a net pre-tax $4 million favorable cumulative catch-up adjustment associated with productivity and efficiency on core programs.

Wing Systems

Wing Systems segment revenues for the first quarter of 2012 were $297 million, up 21 percent from the same period last year, primarily driven by higher production volumes. Operating margin for the first quarter of 2012 was 6.9 percent as compared to 7.1 percent during the same period of 2011. In the quarter the segment recorded a net pre-tax $2 million favorable cumulative catch-up adjustment driven by productivity and efficiency improvements on core programs; a pre-tax ($11) million additional forward-loss on the G280 program driven by supply chain costs; and a pre-tax ($3) million additional forward-loss on the 747-8 wing program due to manufacturing cost growth.

Table 4. Segment Reporting	(unaudited)
	1st Quarter
($ in millions)	2012	2011	Change

Segment Revenues
Fuselage Systems	$622.6	$528.0	17.9%
Propulsion Systems	$344.0	$273.0	26.0%
Wing Systems	$296.6	$244.9	21.1%
All Other	$2.6	$3.7
Total Segment Revenues	$1,265.8	$1,049.6	20.6%

Segment Earnings from Operations
Fuselage Systems	$86.9	$47.0	84.9%
Propulsion Systems	$57.6	$40.8	41.2%
Wing Systems	$20.4	$17.4	17.2%
All Other	$0.2	$0.0
Total Segment Operating Earnings	$165.1	$105.2	56.9%

Unallocated Corporate SG&A Expense	($40.7)	($35.1)	16.0%
Unallocated Research & Development Expense	($1.1)	($0.5)	120.0%
Unallocated Cost of Sales	($1.0)	$0.0
Total Earnings from Operations	$122.3	$69.6	75.7%

Segment Operating Earnings as % of Revenues
Fuselage Systems	14.0%	8.9%	510	BPS
Propulsion Systems	16.7%	14.9%	180	BPS
Wing Systems	6.9%	7.1%	(20	)BPS
All Other	7.7%	0.0%
Total Segment Operating Earnings as % of Revenues	13.0%	10.0%	300	BPS

Total Operating Earnings as % of Revenues	9.7%	6.6%	310	BPS

Contact information:

Investor Relations: Coleen Tabor (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries

(One Ship Set equals One Aircraft)

2011 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total 2011
B737	93	97	95	92	377
B747	4	3	4	6	17
B767	5	6	6	6	23
B777	16	22	21	19	78
B787	6	7	5	7	25
Total	124	135	131	130	520

A320 Family	103	91	103	106	403
A330/340	18	26	24	25	93
A350	-	-	-	-	-
A380	6	5	7	6	24
Total	127	122	134	137	520

Business/Regional Jet	10	13	12	14	49

Total Spirit	261	270	277	281	1,089

2012 Spirit AeroSystems Deliveries

	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD 2012
B737	105				105
B747	5				5
B767	7				7
B777	21				21
B787	8				8
Total	146				146

A320 Family	112				112
A330/340	25				25
A350	1				1
A380	7				7
Total	145				145

Business/Regional Jet	12				12

Total Spirit	303				303

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended

	March 29, 2012	March 31, 2011
	($ in millions, except per share data)

Net revenues	$1,265.8	$1,049.6
Operating costs and expenses:
Cost of sales	1,091.1	928.0
Selling, general and administrative	45.0	39.0
Research and development	7.4	13.0
Total operating costs and expenses	1,143.5	980.0
Operating income	122.3	69.6
Interest expense and financing fee amortization	(18.3)	(20.9)
Interest income	-	0.1
Other income (expense), net	3.5	1.5
Income before income taxes and equity in net loss of affiliate	107.5	50.3
Income tax provision	(33.6)	(15.3)
Income before equity in net loss of affiliate	73.9	35.0
Equity in net loss of affiliate	(0.3)	(0.4)
Net income	$73.6	$34.6

Earnings per share
Basic	$0.52	$0.25
Shares	139.5	138.6

Diluted	$0.52	$0.24
Shares	142.5	142.1

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	March 29, 2012	December 31, 2011
	($ in millions)
Current assets
Cash and cash equivalents	$134.1	$177.8
Accounts receivable, net	414.4	267.2
Inventory, net	2,739.1	2,630.9
Other current assets	71.0	79.9
Total current assets	3,358.6	3,155.8
Property, plant and equipment, net	1,625.6	1,615.7
Pension assets	124.9	118.8
Other assets	141.4	152.1
Total assets	$5,250.5	$5,042.4
Current liabilities
Accounts payable	$557.6	$559.4
Accrued expenses	227.9	224.3
Current portion of long-term debt	42.3	48.9
Advance payments, short-term	35.2	8.8
Deferred revenue, short-term	17.2	28.5
Other current liabilities	33.2	43.6
Total current liabilities	913.4	913.5
Long-term debt	1,151.6	1,152.0
Advance payments, long-term	779.2	655.9
Deferred revenue and other deferred credits	33.9	34.7
Pension/OPEB obligation	85.7	84.2
Other liabilities	239.2	237.4
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	-	-
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 118,735,017 and 118,560,926 issued, respectively	1.2	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 24,180,155 and 24,304,717 shares issued, respectively	0.2	0.2
Additional paid-in capital	1,000.0	995.9
Accumulated other comprehensive loss	(121.1)	(126.2)
Retained earnings	1,166.7	1,093.1
Total shareholders’ equity	2,047.0	1,964.2
Noncontrolling interest	0.5	0.5
Total equity	2,047.5	1,964.7
Total liabilities and equity	$5,250.5	$5,042.4

Spirit AeroSystems Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	For the Three Months Ended

	March 29, 2012	March 31, 2011

	($ in millions)
Operating activities
Net income	$73.6	$34.6
Adjustments to reconcile net income to net cash (used in) operating activities
Depreciation expense	32.9	32.0
Amortization expense	2.8	3.5
Employee stock compensation expense	4.0	2.2
Accretion of customer advances	0.1	-
Excess tax benefits from share-based payment arrangements	(0.1)	(0.3)
(Gain) from the effectiveness of hedge contracts	(0.3)	(0.1)
(Gain) from foreign currency transactions	(2.4)	(0.9)
Deferred taxes	5.8	6.3
Long-term tax (benefit) provision	(0.2)	0.7
Pension and other post-retirement benefits, net	(2.1)	(1.5)
Grant income	(1.4)	(1.3)
Equity in net loss of affiliate	0.3	0.4
Changes in assets and liabilities
Accounts receivable	(144.4)	(81.5)
Inventory, net	(103.1)	(140.4)
Accounts payable and accrued liabilities	7.7	30.5
Advance payments	149.6	(37.0)
Deferred revenue and other deferred credits	(11.8)	(5.9)
Other	0.6	30.6
Net cash (used in) provided by operating activities	11.6	(128.1)
Investing activities
Purchase of property, plant and equipment	(54.2)	(41.5)
Other	0.6	0.3
Net cash (used in) investing activities	(53.6)	(41.2)
Financing activities
Proceeds from revolving credit facility	120.0	-
Payments on revolving credit facility	(120.0)	-
Principal payments of debt	(2.5)	(2.2)
Excess tax benefits from share-based payment arrangements	0.1	0.3
Net cash (used in) provided by financing activities	(2.4)	(1.9)
Effect of exchange rate changes on cash and cash equivalents	0.7	0.5
Net decrease in cash and cash equivalents for the period	(43.7)	(170.7)
Cash and cash equivalents, beginning of the period	177.8	481.6
Cash and cash equivalents, end of the period	$134.1	$310.9